Exhibit 10.10

DATED September 16, 2010

FOUR RIVERS BIOFUELS LIMITED

and

PCF SOLUTIONS LIMITED

CONSULTANCY AGREEMENT

Brabners Chaffe Street LLP

55 King Street

Manchester

M2 4LQ

CONTENTS

Clause
1.	Interpretation	1
2.	Term of Engagement	3
3.	Duties	3
4.	Fees	4
5.	Expenses	4
6.	Other Activities	4
7.	Confidential Information And Company Property	5
8.	Data Protection	5
9.	Liability	6
10.	Termination	6
11.	Obligations Upon Termination	7
12.	Status	7
13.	Notices	8
14.	Entire Agreement and Previous Contracts	8
15.	Variation	8
16.	Counterparts	8
17.	Third Party Rights	8
18.	Governing Law And Jurisdiction	9

Schedule

The Schedule		11

THIS AGREEMENT is dated the

day of

2010

BETWEEN:

(1)

FOUR RIVERS BIOFUELS LIMITED incorporated and registered in England and Wales with company number 06768259 whose registered office is at 3rd Floor, 14 South Molton Street, London W1K 5QP (Company); and

(2)

PCF SOLUTIONS LIMITED incorporated and registered in England and Wales with company number 06130827 whose registered office is at Halifax House, Falcon Court, Westland Way, Stockton on Tees, Teesside TS18 3TU (Consultant Company).

IT IS AGREED THAT:

1.

Interpretation

1.1

The definitions and rules of interpretation in this clause apply in this agreement (unless the context requires otherwise).

Board:	the board of directors of the Company (including any committee of the board duly appointed by it);
Business Opportunities:

any opportunities which the Consultant Company or the Individual becomes aware of during the Engagement which relate to the business of the Company or which the Board reasonably considers might be of benefit to the Company;

Capacity:	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;
Commencement Date:	1 February 2010;

Confidential Information:

information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts;

Engagement:	the engagement of the Consultant Company by the Company on the terms of this agreement;
Individual:	Paul Watts;

Intellectual Property Rights:

patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

Invention:

any invention, idea, discovery, development, improvement or innovation made by the Consultant Company or by the Individual in connection with the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium;

Pre-Contractual Statement:

any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Engagement other than as expressly set out in this agreement;

Services:	the services described in the Schedule;
Termination Date:	the date of termination of this agreement howsoever arising;
Works:

all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant Company or the Individual in connection with the provision of the Services.

1.2

The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4

Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5

Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6

The schedules to this agreement form part of (and are incorporated into) this agreement.

2.

Term Of Engagement

2.1

The Company shall engage the Consultant Company and the Consultant Company shall make available to the Company the Individual to provide the Services on the terms of this agreement.

2.2

The Engagement shall be deemed to have commenced on the Commencement Date and shall continue on a rolling monthly contract basis unless and until terminated as provided by the terms of this agreement.

3.

Duties

3.1

During the Engagement the Consultant Company shall, and (where appropriate) shall procure that the Individual shall:

3.1.1

provide the Services with all due care, skill and ability and use its or his best endeavours to promote the interests of the Company;

3.1.2

unless the Individual is prevented by ill health or accident, devote sufficient time to the carrying out of the Services as may be necessary for their proper performance; and

3.1.3

promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Company.

3.2

If the Individual is unable to provide the Services due to illness or injury the Consultant Company shall advise the Company of that fact as soon as reasonably practicable and shall provide such evidence of the Individual’s illness or injury as the Company may reasonably require. For the avoidance of doubt, no fee shall be payable in accordance with clause 4 in respect of any period during which the Services are not provided.

3.3

The Consultant Company shall procure that the Individual is available at all times on reasonable notice to provide such assistance or information as the Company may require.

3.4

Unless it or he has been specifically authorised to do so by the Company in writing:

3.4.1

neither the Consultant Company nor the Individual shall have any authority to incur any expenditure in the name of or for the account of the Company; or

3.4.2

the Consultant Company shall not hold itself (and shall procure that the Individual shall not hold himself) out as having authority to bind the Company.

3.5

The Consultant Company shall, and shall procure that the Individual shall, comply with all reasonable standards of safety and comply with the Company’s health and safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe working conditions or practices.

3.6

The Consultant Company undertakes to the Company that during the Engagement it shall, and shall procure that the Individual shall, take all reasonable steps to offer (or cause to be offered) to the Company any Business Opportunities as soon as practicable after the same shall have come to its or his knowledge and in any event before the same shall have been offered by the Consultant Company or the Individual (or caused by the Consultant Company or the Individual to be offered to) any other party provided that nothing in this clause shall require the Consultant Company or the Individual to disclose any Business Opportunities to the Company if to do so would result in a breach by the Consultant Company or the Individual of any obligation of confidentiality or of any fiduciary duty owed by it or him to any other person, firm or company.

3.7

The Consultant Company may use another person, firm, company or organisation to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Company will not be liable to bear the cost of such functions.

4.

Fees

4.1

In consideration of the provision of the Services, the Company shall within five (5) business days of receipt of an invoice being submitted in accordance with clause 4.2, pay to the Consultant Company a consultancy fee of £300 exclusive of Value Added Tax (if applicable) per day, such fee to be payable by bank transfer. This level of fees will be subject to renegotiation prior to the commencement of production by the Company.

4.2

The Consultant Company shall on the last working day of each month during the Engagement, submit to the Company an invoice which gives details of the days which the Individual has worked, the Services which have been provided by the Consultant Company and the amount of the fee payable (plus VAT, if applicable) for such Services during that month.

4.3

The Company shall be entitled to deduct from the fees (and any other sums) due to the Consultant Company any sums that the Consultant Company or the Individual may owe to the Company at any time.

5.

Expenses

5.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Consultant Company or the Individual in the course of the Engagement, subject to production of receipts or other appropriate evidence of payment.

5.2

If the Individual is required to travel abroad in connection with the provision of the Services, the Consultant Company shall be responsible for any necessary insurances, inoculations and immigration requirements.

6.

Other Activities

6.1

Nothing in this agreement shall prevent the Consultant Company or the Individual from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement provided that:

6.1.1

such activity does not cause a breach of any of the Consultant Company’s obligations under this agreement; and

6.1.2

the Consultant Company shall not, and shall procure that the Individual shall not, engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Company without the prior written consent of the Company .

7.

Confidential Information And Company Property

7.1

The Consultant Company acknowledges that in the course of the Engagement it and the Individual will have access to Confidential Information. The Consultant Company has therefore agreed to accept the restrictions in this clause 7.

7.2

The Consultant Company shall not, and shall procure that the Individual shall not (except in the proper course of its or his duties) either during the Engagement or at any time after the Termination Date, use or disclose to any firm, person or company (and shall use its best endeavours and procure that the Individual shall use its best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

7.2.1

any use or disclosure authorised by the Company or required by law; or

7.2.2

any information which is already in, or comes into, the public domain otherwise than through the Consultant Company’s or the Individual’s unauthorised disclosure.

7.3

All documents, manuals, hardware and software provided for the Individual’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones if provided by the Company), remain the property of the Company.

8.

Data Protection

8.1

The Consultant Company shall procure that the Individual consents to the Company holding and processing data relating to him for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Individual including, as appropriate:

8.1.1

information about the Individual’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Individual’s fitness for work; or

8.1.2

the Individual’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

8.1.3

information relating to any criminal proceedings in which the Individual has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

8.2

The Consultant Company consents (and shall procure that the Individual consents) to the Company making such information available to the Company, those who provide products or services to the Company (such as advisers), regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Company or any part of its business.

8.3

The Consultant Company consents (and shall procure that the Individual consents) to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

9.

Liability

The Consultant Company shall have liability for any loss, liability or costs (including reasonable legal costs) incurred by the Company in connection with the provision of the Services.

10.

Termination

10.1

Notwithstanding the provisions of clause 2.2, the Company may terminate the Engagement with immediate effect without notice and without any liability to pay any remuneration, compensation or damages if at any time:

10.1.1

the Consultant Company or the Individual is guilty of gross misconduct affecting the business of the Company; or

10.1.2

the Consultant Company or the Individual commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

10.1.3

the Individual is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

10.1.4

the Consultant Company or the Individual is in the reasonable opinion of the Board negligent and incompetent in the performance of the Services; or

10.1.5

the Individual is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

10.1.6

the Consultant Company makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding-up order is made or an administrator or receiver is appointed in relation to the Consultant Company; or

10.1.7

the Individual is incapacitated (including by reason of illness or accident) from providing the Services for an aggregate period of 15 working days in any 6 month consecutive period; or

10.1.8

the Individual does not own all of the issued share capital (from time to time) of the Consultant Company; or

10.1.9

the Consultant Company or the Individual is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Individual, the Consultant Company, or the Company into disrepute or is materially adverse to the interests of the Company.

10.2

The rights of the Company under clause 11.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Consultant Company as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

11.

Obligations Upon Termination

11.1

On the Termination Date the Consultant Company shall, and shall procure that the Individual shall:

11.1.1

immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts, any keys, and any other property of the Company, which is in its or his possession or under its or his control;

11.1.2

irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its or his possession or under its or his control outside the premises of the Company; and

11.1.3

provide a signed statement that it or he has complied fully with its or his obligations under this clause 12.

12.

Status

12.1

The relationship of the Consultant Company (and the Individual) to the Company will be that of independent contractor and nothing in this agreement shall render it (nor the Individual) an employee, worker, agent or partner of the Company and the Consultant Company shall not hold itself out as such and shall procure that the Individual shall not hold himself out as such.

12.2

This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant Company shall be fully responsible for and shall indemnify the Company for and in respect of payment of the following within the prescribed time limits:

12.2.1

any income tax, National Insurance and Social Security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with either the performance of the Services or any payment or benefit received by the individual (or their associates) in respect of the Services, where such recovery is not prohibited by law. The Consultant Company shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim other than where the latter arise out of the Company’s negligence or wilful default;

12.2.2

any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Individual or any Substitute against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company.

12.3

The Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments due to the Consultant Company or the Individual.

12.4

The Consultant Company warrants that it is not nor will it prior to the cessation of this Agreement, become a Managed Service Company, within the meaning of section 61B, Income Tax (Earnings and Pensions) Act 2003.

13.

Notices

13.1

Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at its registered office for the time being. Any such notice shall be deemed to have been received:

13.1.1

if delivered personally, at the time of delivery; and

13.1.2

in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting.

13.2

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered.

14.

Entire Agreement and Previous Contracts

14.1

Each party on behalf of itself acknowledges and agrees with the other party that:

14.1.1

this agreement constitutes the entire agreement and understanding between the Consultant Company and the Company and supersedes any previous agreement between them relating to the Engagement (which shall be deemed to have been terminated by mutual consent);

14.1.2

in entering into this agreement neither party has relied on any Pre-Contractual Statement; and

14.1.3

the only remedy available to it for breach of this agreement shall be for breach of contract under the terms of this agreement and each party shall have no right of action against any other party in respect of any Pre-Contractual Statement. Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

15.

Variation

15.1

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

16.

Counterparts

16.1

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

17.

Third Party Rights

17.1

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Consultant Company and the Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

18.

Governing Law And Jurisdiction

18.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

18.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS this agreement has been executed and delivered as a Deed by the parties on the date first above written

EXECUTED as a DEED by FOUR RIVERS BIOFUELS LIMITED acting by:	) ) ) /s/ Martin E. Thorp
Director: Martin E. Thorp

/s/ Robert Galvin
~~Director~~/Secretary: Robert Galvin

EXECUTED as a DEED by PCF SOLUTIONS LIMITED acting by:	) ) ) /s/ Stephen Padgett
Director: Stephen Padgett

/s/ Paul Barkley
Director/~~Secretary~~: Paul Barkley

The Schedule

Services

Executive Management Services

Senior search and recruitment (Head Hunting)

Performance Development

Change Management

Employee Communications

Payment Systems design and installation

Incentive Schemes

HR Legal Compliance

Policies and Procedures

Facilities Management

Lean Manufacturing

Employment Legislation

Employee Benefits